Exhibit 10 (39)
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into as of October 27th, 2008 by and between CNA Surety Corporation, a Delaware corporation (“Company”), and John F. Welch (“Executive”).
W I T N E S S E T H:
     WHEREAS, Company and Executive entered into that certain Employment Agreement, dated as of December 13, 2005 (“Agreement”), pursuant to which Executive serves as the President and Chief Executive Officer of Company, all as more specifically provided in the Agreement; and
     WHEREAS, Company and Executive mutually desire to extend the term of the Agreement, currently set to expire on December 31, 2008, and to modify certain other provisions of the Agreement, all in accordance with the terms and conditions hereinafter set forth;
     NOW, THEREFORE, for good and valuable consideration, as well as the mutual promises set forth herein, the receipt and sufficiency of which are hereby acknowledged, Company and Executive hereby agree as follows:
1. Employment Term. Section 1 of the Agreement is hereby amended to extend the Term from December 31, 2008 to December 31, 2011, or such earlier date as of which Executive’s employment is terminated in accordance with Section 6 of the Agreement (“Extended Term”). The Extended Term shall be upon all of the same terms, covenants and conditions as those contained in the Agreement, as amended by this Amendment, except that all references to the word “Term” shall mean the “Extended Term.”
2. Compensation.
     (a) Base Compensation. Section 3(a) of the Agreement is hereby amended to increase the Base Compensation to four hundred seventy thousand dollars ($470,000) beginning January 1, 2009. In addition, at the discretion of the Board, the Base Compensation may be increased annually beginning January 1, 2010 based upon market considerations, as well as Executive’s performance and responsibilities.
     (b) Stock Option Grant. Section 3(d) of the Agreement is hereby amended to provide that the annual stock option grant described therein shall be equal to an estimated economic value of fifty percent (50%) of Base Compensation during the Extended Term beginning with the 2009 performance year. The foregoing grant shall continue to be subject to the approval of the Committee and to be determined by the Company.
     (c) Internal Revenue Code. Section 3(e) of the Agreement is hereby deleted and replaced in its entirety with the following language:
For avoidance of doubt respecting awards to Executive under Sections 3(b), 3(c) and 3(d) hereof, the provisions of the Plan relating to the deferral of payments to satisfy Section 162(m) of the Internal Revenue Code of 1986 (“Code”) or any successor provision shall apply. The Company will defer until the first tax year in which it reasonably anticipates, or should reasonably anticipate, that deductibility is not limited by said Section 162(m) the payment of all compensation to which Executive is entitled under this Agreement and/or the Plan which the Company reasonably anticipates would be non-deductible under said Section 162(m) or any successor provision with respect to deductibility of executive compensation if paid in the tax year in which it would otherwise be payable; provided that such amounts shall in any event be paid not later than the period beginning on the date on which Executive separates from service (as defined in Section 409A of the Code) and ending on the later of the last day of the year in which the Executive separates from service or the fifteenth day of the third month following the separation from service;

provided further, that if any payment is deferred pursuant to this Section 3(e) until after Executive has separated from service and Executive is a specified employee as defined in Section 409A on the date of the separation from service, the preceding proviso shall be applied by substituting the day that is six months after Executive’s separation from service for the date of separation of service.
     (d) Deferral. Section 3(f) of the Agreement is hereby amended to provide that such payments shall also be subject to deferral, as the Company determines is required by law.
3. Other Benefits. Section 4 of the Agreement is hereby amended to delete the phrase “and long-term incentive compensation plans” from the first sentence thereof such that Executive shall no longer be entitled to any benefits under any such plans.
4. Termination of Employment.
     (a) Termination by the Company Without Cause or For Convenience/Termination by Executive for Good Reason.
               (1) Severance Payments and Other Benefits. Section 6.3(a) of the Agreement is hereby deleted and replaced in its entirety with the following language:
The Company shall pay to Executive severance consisting of an amount equal to the sum of the Executive’s Base Compensation, Bonus at target and long-term incentive compensation award at target, prorated based on the total number of months from the date of termination through December 31, 2011; however, in no event shall the period of time for which such severance is calculated be less than twelve (12) months. Other than as set forth in this subset (a) the Company shall have no further obligations under this Agreement in the event of such termination. The severance shall be paid in equal monthly installments following such termination. The Company shall also pay the Executive within thirty (30) days of his termination: (i) any unpaid base salary prorated to the date of termination; (ii) any previous year’s earned but unpaid Bonus; and (iii) unpaid cash entitlements, if any, earned and accrued pursuant to the terms of the applicable Company plan or program (which unpaid cash entitlements shall not include any unpaid Bonus or any unpaid long-term incentive award or other award under the plan for the year in which such termination occurs) prior to the date of the date of termination. Further, within thirty (30) days after the Compensation Committee of the Company’s Board of Directors reviews actual performance results for the entire calendar year in which the termination occurs and determines Executive’s achievement of target levels of performance, the Company shall pay the Executive any Bonus and long-term incentive compensation award prorated to the date of termination. Executive agrees to be bound by the covenants set forth in Sections 7 through 13 hereof prior to, as of and subsequent to the termination date for such periods of time as provided for in said sections respectively. In addition, Executive shall continue to participate in such health benefit plans in which he was enrolled prior to termination throughout the term of the payments set forth in this Section 6.3(a), with said period of participation in any case to run concurrently with any period of COBRA coverage to which Executive may be entitled. To the extent such health benefit coverage extends beyond the aforesaid period of COBRA coverage, and to the extent that in such case the difference between the premium paid by Executive for participation in such health benefit plans and the premium that would be payable by an employee receiving COBRA coverage constitutes taxable income to Executive and deferred compensation, subject to Section 409A of the Code, Executive shall not receive any payment or other benefit in lieu of such coverage and, in any event, any reimbursement of medical expenses shall be paid not later than the end of the year following the year in which Executive incurs the expense. Other than as set forth in this Section 6.3(a), the Company shall have no further obligations to Executive under this

Agreement in the event of a termination of Executive’s employment by the Company Without Cause or any termination of Executive’s employment by Executive for Good Reason.
               (2) Timing and Other Conditions of Payments. Section 6.3(d) of the Agreement is hereby amended to add the following language to the end thereof:
Any term or provision in this Agreement to the contrary notwithstanding, the timing and other conditions of any severance or other payments to be made under this Agreement shall be subject to the requirements of all applicable laws and regulations, whether or not they are in existence or in effect when this Agreement is executed by the parties hereto. In the event of any termination of employment as described in this Section 6.3, Executive agrees to continue to be bound by the covenants set forth herein at Sections 7 through 13 subsequent to the date of such termination for such periods of time as provided for in said sections respectively.
     (b) Failure to Extend Agreement.
               (1) Severance Payments and Other Benefits. Section 6.5(a) of the Agreement is hereby deleted and replaced in its entirety with the following language:
Following December 31, 2011, if the Company fails to extend Executive’s employment for any reason other than for Cause, in which case Paragraph 6.2 (relating to termination for Cause) shall apply, or if the Company and Executive, after good faith negotiations have not mutually agreed to the essential terms of, and entered into a new employment agreement prior to March 31, 2012, Executive’s employment shall terminate on April 1, 2012. Upon the termination of Executive’s employment pursuant to this Section, the Company shall pay Executive severance consisting of the sum of: (i) Executive’s then current annual Base Compensation; (ii) Executive’s then current annual target Bonus; and (iii) Executive’s then current Long Term Incentive Compensation target award. The severance shall be paid in twelve (12) equal monthly installments following such termination. The Company shall also pay Executive within thirty (30) days of his termination: (i) any unpaid base salary prorated to the date of termination; (ii) any previous year’s earned but not paid Bonus; and (iii) unpaid cash entitlements, if any, earned and accrued pursuant to the terms of the applicable Company plan or program (which unpaid cash entitlements shall not include any unpaid Bonus or any unpaid long-term incentive award or other award under the plan for the year in which such termination occurs) prior to the date of termination. Further, within thirty (30) days after the Compensation Committee of the Company’s Board of Directors reviews actual performance results for the entire calendar year in which the termination occurs and determines Executive’s achievement of target levels of performance, the Company shall pay the Executive any Bonus and long-term incentive compensation award prorated to the date of termination. In the event of any termination of or failure to extend employment as described in this Section 6.5, Executive agrees to continue to be bound by the covenants set forth herein at Sections 7 through 13 subsequent to the date of such termination for such periods of time as provided for in said sections respectively. In addition, Executive shall continue to participate in such health insurance plans in which he was enrolled at the time his employment ends throughout the term of the payments set forth in this Section 6.5(a), as if he were still employed by the Company, said participation in any case to run concurrently with any period of COBRA coverage to which Executive may be entitled. To the extent such health benefit coverage extends beyond the aforesaid period of COBRA coverage, and to the extent that in such case the difference between the premium paid by Executive for participation in such health benefit plans and the premium that would be payable by an employee receiving COBRA coverage constitutes taxable income to Executive and deferred compensation, subject to

Section 409A of the Code, Executive shall not receive any payment or other benefit in lieu of such coverage and, in any event, any reimbursement of medical expenses shall be paid not later than the end of the year following the year in which Executive incurs the expense.
               (2) Continued Employment Status. Section 6.5(c) of the Agreement is hereby deleted and replaced in its entirety with the following language:
During such period as the Executive shall continue to be employed by the Company between January 1, 2012 and April 1, 2012: (i), Executive shall be paid under the same terms and at the same rate as was in effect on December 31, 2011; and (ii). until April 1, 2012 Executive shall continue to participate, at the active employee rates, in such health benefits plans on the same basis as he was participating as of December 31, 2011.
     (c) Release. Section 6.6 of the Agreement is hereby amended to add the following language to the end thereof.
The Company shall furnish the release to Executive as soon as practical, but in no event more than ten (10) days after the date on which Executive’s employment is terminated. If Executive executes and delivers such release to the Company prior to March 15 of the year following the year in which his employment is terminated (or, if Executive has the right to revoke such release pursuant to the Age Discrimination in Employment Act or any other applicable law, executes and delivers such release at such time that such revocation period will expire prior to such March 15), then all Payments (as defined in Section 6.8) that would otherwise have been paid prior to the date on which the release is executed and delivered shall be paid to Executive in a lump sum, without interest, as soon as practical after such release is delivered (or such revocation period expires), but not later than such March 15. If Executive fails to execute and deliver such release prior to the date set forth in the preceding sentence, then the Company shall have no obligation to pay to Executive any Payments that would otherwise have been payable prior to such March 15.
     (d) Involuntary Termination Rule. The following language is hereby added to the Agreement as Section 6.7:
6.7. Involuntary Termination Rule. Any term or provision of this Section 6 or elsewhere in the Agreement to the contrary notwithstanding, the following provisions shall apply to any payments to be made to Executive pursuant to Section 6.1 on termination by reason of Permanent Disability, Section 6.3, or Section 6.5(a) (collectively, the “Payments”):
               (a) Each Payment to be made on a separate date shall be treated as a separate Payment for purposes of §409A of the Code.
               (b) The aggregate amount of all Payments, if any, payable after March 15 of the year following the year that includes the date of such involuntary termination (the “Termination Date”) but before the date that is six months after the Termination Date (increased by any other amounts of taxable compensation paid to Executive during such period that would not have been paid but for such termination) shall not exceed two times the lesser of (i) Executive’s Base Compensation on the last day of the year immediately prior to the year that includes the Termination Date or (ii) the limit in effect under §401(a)(17) of the Code during the year that includes the Termination Date, as determined by the Company.

               (c) To the extent the Payments payable during the period described in subparagraph (b) above would otherwise exceed the limit of subparagraph (b), such Payments shall be reduced to the extent necessary to satisfy the requirement of subparagraph (b) as determined by the Company, and the amount by which the Payments are reduced will be paid to Executive in a lump sum, without interest, on the first business day that is six months after the Termination Date as determined by the Company. However, if Executive dies during such period, the limits of subparagraph (b) shall not apply to Payments to the Executive’s beneficiaries or estate.
               (d) If Executive’s termination of employment does not constitute a “separation from service” as defined in §409A of the Code, as determined by the Company, then all Payments that would otherwise be payable after March 15 of the year following the year that includes the Termination Date, and that exceed the limit described in Section 6.8(b), shall be deferred until six months after Executive has incurred a separation from service, as so defined, and all Payments that are so deferred shall be paid in a lump sum, without interest, on the first business day that is at least six (6) months after Executive has incurred a separation from service.
5. Notices. The notice address for the Company set forth in Section 26 of the Agreement is hereby amended to be CNA Surety Corporation, 333 S. Wabash Avenue, Chicago, Illinois 60604, Attn: Corporate Secretary. Further, the notice address for Executive is hereby amended to be Mr. John F. Welch, ______________________________.
6. Miscellaneous. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement, unless otherwise clearly indicated by the text or context hereof, and the recitals set forth above shall be incorporated within and construed to be an integral part of this Amendment. Except as modified by this Amendment, the Agreement remains in full force and effect in accordance with its terms, covenants, and conditions, all of which are hereby ratified and confirmed by the parties.
     IN WITNESS WHEREOF, the parties have duly entered into this Amendment as of the date first above written.

CNA Surety Corporation	John F. Welch

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